Business Update

Orient Paper Ramps Up Renovated PM1 and
Provides Operation and Market Updates

BAODING, Hebei, China – July 2, 2014 - Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced the Company has ramped up its renovated PM1, and provides operation and market updates to shareholders and investors.

PM1 Update

Orient Paper has recently commenced commercial production of the newly renovated PM1, producing corrugating medium paper (“CMP”)-based packaging paper with specification of 40 to 80 gram per square meter (“g/s/m”). PM1 has successfully ramped up production in the month of June, achieving more than 3,500 tonnes of paper with specification of mostly 60g/s/m, instead of the originally budgeted 1,000 tonnes.

PM1’s 40-80g/s/m CMP-based packaging paper products have a wide range of commercial applications.  For example, they can be used to sandwich certain insulation materials as a construction material for wall and floor insulation and to manufacture moisture-proof packaging materials for transportation of books and magazines by the publishing industry in China. It can also be used as corrugating medium to make corrugated cardboard for packaging solutions where a customer requires light-weight boxes. The40-80g/s/m light weight CMP is considered a niche product in the packaging paper market and enjoys a higher margin than the conventional CMP and steady demand from end-users while the supply of this special specification CMP is relatively limited. Essentially all of the Company’s PM1 products are 60g/s/m CMP used as packaging paper at current stage. However, the Company has begun selling 60g/s/m CMP as insulation liner and may switch to other product specifications based on customer demand or changes in market condition.

While the Average Selling Price (“ASP”) for the 60g/s/m packaging paper is lower than that of the 40-50g/s/m insulation liner, which was originally planned for the renovated PM1, the annual production capacity of PM1 is expected to increase from approximately 50,000 tonnes to at least 60,000 tonnes if we continue to ramp up PM1 for producing the 60g/s/m CMP-based packaging paper.  With the shift of products and the ramp up, the new PM1 is now expected to contribute approximately $9 million to $11 million to the Company’s annual revenue for 2014, instead of the previous estimated range of $7 million to $9 million.

Operations and Market updates

Since April 2014, there has been a downward pressure on the price of CMP in China due to weaker domestic demand. It is reported that in some regions, the market is seeing the price of CMP decrease by 200-350 yuan per tonne1. While the ASP of our offset printing paper has held up reasonably well, we have reduced the ASP of our high-strength CMP produced by PM6 during the second quarter of 2014 by approximately 4% and 5% as compared to the CMP ASP for the second quarter of 2013 and the previous quarter ended March 31, 2014, respectively. While we have not fully determined the effect of the ASP reduction in our cost of sales, we expect our gross profit margin for the quarter ended June 30, 2014 to be somewhat lower than the comparable period in the previous year.

Despite the lower CMP ASP, monthly run rate at our PM6, which produces more than 60% of our total revenue, has been consistently held at about 75% throughout the second quarter of 2014.  We produced and sold more than 67,000 tonnes of high-strength CMP from PM6 during the second quarter of 2014, representing a gain of 23% as compared to 55,025 tonnes sold from PM6 during the same period a year ago.  We expect the increase in quantities sold will compensate the lower gross profit margin and mitigate any substantial changes, if any, in quarterly gross profit and net income.

Some industry experts in China, which includes those quoted by SCI International, are optimistic that the price of CMP may recover in the second half of 2014, as the government-mandated closure of outdated paper mills are being carried out sequentially in different regions this year1, with additional impact of new and stricter environmental regulations being launched that would further curb supply.

“We are monitoring the market closely,” said Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper. “In the meantime, we will continue to ramp up PM1 production to generate increased revenues for the Company. Nevertheless, we are reasonably confident that our 2014 financial guidance should remain unchanged, given our observation of the market situation and other factors such as stable raw material costs,” Mr. Liu added.

Source:
1. SCI International

About Orient Paper, Inc.
Orient Paper, Inc. (“Orient Paper”) is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three types of paper products namely, packaging paper (corrugating medium paper-based), offset printing paper, and other paper products, including digital photo paper and household/tissue paper that the company is currently expanding into.

With production operations based in Baoding in North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings, Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, ONP has been listed on the NYSE MKT Board since December 2009.

(Please visit http://www.orientpaperinc.com.)

Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of tissue paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.